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                                                                      EXHIBIT 11

                                 March 17, 2000


WCA Shiloh Landfill, L.L.C.
One Riverway, Suite 1400
Houston, Texas 77056

Ladies and Gentlemen:

         We have acted as counsel to WCA Shiloh Landfill, L.L.C., a Delaware limited liability company (the "Company"). We are rendering this opinion in connection with the Company's registration under the Securities Act of 1933, as amended, of an aggregate of $5,000,000 aggregate initial offering price of the Company's senior secured bonds (the "Bonds") described in the registration statement on Form SB-1 (the "Registration Statement") of the Company.

         The Bonds are to be offered upon the terms and subject to the conditions set forth in a bond purchase agreement by and between the Company and the underwriters named therein (the "Underwriting Agreement"). The Bonds are to be issued pursuant to an indenture between the Company and Regions Bank as Trustee.

         In connection with this opinion, we have examined the Registration Statement covering the Bonds which is to be filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to our satisfaction of the organizational documents of the Company, each as amended to date, the proceedings of the Company with respect to the offering of the Bonds and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments presented to be originals, the conformity to original documents of all records, certificates, and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Bonds, when duly authorized and duly executed by the proper officers of the Company, authenticated and delivered by the Trustee in accordance with the Indenture, and issued and sold pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

         The opinions expressed above regarding the enforceability of the Bonds is subject to the exception that enforcement may be limited by bankruptcy, insolvency, reorganization,


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WCA Shiloh Landfilee, L.L.C.
March 17, 2000
Page 2


moratorium or other laws relating to or affecting enforcement of creditors right's generally and by general equity principles.

         The opinions set forth above are limited in all respects to matters of Texas law and to the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws).

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                           Very truly yours,

                                           MAYOR, DAY, CALDWELL & KEETON, L.L.P.